Aetna Insurance Company of America

                                   Endorsement

The Contract is endorsed in order to meet the qualification requirements of
Section 403(b) of the Internal Revenue Code ("Code") and, if applicable, the Employee Retirement Income Security Act (ERISA). The following provisions apply and, in the case of a conflict with any provision in the Contract, this Endorsement controls.

Nontransferable. The Contract is nontransferable in accordance with Code Section 401(g). The Contract may not be sold, assigned, transferred or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, except pursuant to a qualified domestic relations order as described in Code Section 414(p).

Contract Holder. The Contract Holder must be either (1) the employer who sponsors a Code Section 403(b) Tax Deferred Annuity program or, (2) if the Purchase Payments are derived solely from a rollover or transfer amount, the Participant under a Code Section 403(b) Tax Deferred Annuity program.

Participant. The Participant is the participant under the Code Section 403(b) Tax Deferred Annuity program on whose behalf the Contract is maintained.

Annuitant.  The Annuitant is the Participant.

Beneficiary. The Participant shall name a Beneficiary. If the 403(b) program is subject to ERISA and the Participant is married, the spouse must be named as Beneficiary of 50% of the Contract value. However, if the Participant has attained age 35, an alternate Beneficiary may be named for this portion of the Contract provided the Contract Holder furnishes to Aetna a waiver and spousal consent satisfying the requirements of ERISA Section 205. Any Beneficiary may be named for the balance of the Contract without the consent of the spouse.

Contributions. The Contract will accept on-going contributions and amounts rolled over or transferred from (1) another contract qualified under Code
Section 403(b), or (2) from an Individual Retirement Account or Annuity qualified under Code Sections 408(a) or 408(b) that contains only amounts previously rolled over from a 403(b) Tax Deferred Annuity.


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Limitations on Contributions. Except in the case of a rollover or transfer contribution, the Purchase Payments made to the Contract in any calendar year cannot exceed the lesser of (1) the maximum exclusion allowance determined under Code Section 403(b)(2), or (2) the annual additions limitation of Code Section 415(c)(1). In addition, in no event may annual Purchase Payment(s) attributable to elective deferrals, as defined in Code Section 402(g), exceed $9,500, or such larger amount as adjusted by the Secretary of the Treasury, unless the alternate limitation of Code Section 402(g)(8) applies. The Contract Holder is responsible for ensuring that the contributions do not exceed the prescribed limits.

Withdrawal Restrictions. In accordance with Code Section 403(b)(11), withdrawals attributable to Purchase Payments made pursuant to a salary reduction agreement may be made only after the Participant attains age 59-1/2, separates from service, dies, becomes totally and permanently disabled (as defined in Code
Section 72(m)(7)) or in the case of hardship (as defined in Treasury Regulations). In the case of hardship, only Purchase Payments, and not the earnings, may be withdrawn. These restrictions do not apply to amounts held in a 403(b) Tax Deferred Annuity program as of December 31, 1988. The Contract will not accept transfers from a Code Section 403(b)(7) custodial account.

Distributions. All distributions from the Contract must satisfy the minimum distribution rules set forth in Code Section 401(a)(9). Any periodic payments will be paid only to the Contract Holder or, if the Contract Holder is the employer, payments will be made to the Participant at the direction of the Contract Holder.

Required Beginning Date. Distributions must generally begin no later than April 1 following the year the Participant attains age 70-1/2 or retires, if later. The entire value of the Contract must be distributed, or distribution must be made over the life of the Participant, the joint lives of the Participant and Beneficiary or over a period that does not extend beyond the life expectancy of the Participant or the joint life expectancies of the Participant and Beneficiary.

If Aetna maintains separate records of the value as of December 31, 1986, this value is not required to be taken before December 31 of the year the Participant attains age 75 or retires, if later. If the Contract Holder takes any distribution other than the minimum distribution required under Code Section 401(a)(9), Aetna will reduce the December 31, 1986 value by the excess amount taken.

Payment of Death Benefit. Section 10.03 is deleted in its entirety. The Beneficiary must elect payment of the death benefit amount, determined under Sections 10.02 and 10.04, in accordance with the minimum distribution requirements of Code Section 401(a)(9). The Beneficiary may elect a lump sum payment, or periodic payments under a systematic distribution option or any of the Annuity options provided the election satisfies the Code minimum distribution rules. The Beneficiary may make any investment choices permitted under the Contract while the Contract remains in the Accumulation Period.

Death Before Distributions Begin. If the Participant dies before distributions begin in accordance with the provisions of Code Section 401(a)(9), the entire value of the Contract must be distributed by December 31 of the calendar year containing the fifth anniversary of the date of the Participant's death. Alternatively, if the Participant has a designated Beneficiary, payments may be made over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary provided


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distribution to a non-spouse Beneficiary begins by December 31 of the calendar year following the calendar year of the Participant's death.

For a spousal Beneficiary, such payments must begin by the later of December 31 of the calendar year following the calendar year of the Participant's death or December 31 of the calendar year in which the Participant would have attained age 70-1/2.

Death After Distributions Begin. If the Participant dies after distributions begin in accordance with the provisions of Code Section 401(a)(9), payments to the Beneficiary must be made at least as rapidly as the method of distribution in effect at the time of the Participant's death. If the minimum distribution requirements have been met by partial withdrawals based on the Participant's life expectancy or the joint life expectancies of the Participant and Beneficiary, death benefit payments to the Beneficiary must also satisfy any additional requirements of Code Section 401(a)(9).

Spousal Consent. If the Contract is subject to ERISA and the Participant does not die before payments begin, distribution to a married Participant must be in the form of a "Qualified Joint and Survivor Annuity" unless the Contract Holder furnishes to Aetna a waiver and spousal consent satisfying the requirements of ERISA Section 205. A Qualified Joint and Survivor Annuity is an annuity payable for the joint lives of the Participant and spouse with at least 50% of the payment to continue to the surviving spouse after the Participant's death.

If the Contract is subject to ERISA, the Annuitant dies before the payments begin and the Beneficiary is not the current spouse, Aetna will pay 50% of the death benefit to the current spouse in the form of a "Qualified Preretirement Survivor Annuity" unless (1) a waiver and spousal consent, satisfying the requirements of ERISA Section 205, is furnished to Aetna, or (2) a prior spouse is entitled to all or a portion of the death benefit under a qualified domestic relations order as described in Code Section 414(p). A Qualified Preretirement Survivor Annuity is an annuity payable for the life of the surviving spouse which can be purchased by 50% of the Contract's Adjusted Current Value.

Annuity Purchase Rates. The tables provided in Addendum B should be used with this endorsement.

Endorsed and made a part of the Contract as of the Effective Date or when the endorsement is approved, whichever is later.



                                             /s/ Dan Kearney
                                             President
                                             Aetna Insurance Company of America


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